UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 10, 2015

NOBLE CORPORATION plc

(Exact name of Registrant as specified in its charter)

England and Wales	001-36211	98-0619597
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

Devonshire House, 1 Mayfair Place London, England		W1J8AJ
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: +44 20 3300 2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In August 2010, a subsidiary of Noble Corporation plc initiated arbitration proceedings against the Libyan operating subsidiaries (the “Defendants”) of both BP plc (“BP”) and Exxon Mobil Corporation (“Exxon”) under a drilling contract for the Noble Homer Ferrington for operations in that country. BP attempted to terminate an assignment of the drilling contract from the Exxon subsidiary to the BP subsidiary. BP’s actions took place in the months following the Macondo event involving BP in the Gulf of Mexico, when BP had halted deepwater drilling. BP attempted to claim that the rig was not in the required condition, and Exxon informed us that we needed to look to the BP subsidiary for payment of the dayrate during the assignment period. The arbitration panel issued an award in our favor, and on July 10, 2015, the period under which the Defendants could seek clarification or correction of the award under the applicable arbitration rules expired. The award, which has not been paid to us, is for $136 million plus interest and fees. The BP subsidiary was held primarily responsible for a significant majority of the award. We will vigorously pursue enforcement of the award, and we do not know if either of the Defendants will attempt to challenge the arbitration award. We cannot make any assurance as to the amount of the award that will actually be collected or when it will be collected. Consequently, we have not recognized any of the award to date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 16, 2015

NOBLE CORPORATION

By:	/s/ James A. MacLennan
James A. MacLennan
Senior Vice President and Chief Financial Officer

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